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                                    EXHIBIT 8

                                  May 14, 1999

Board of Directors
Pennsylvania Commerce Bancorp, Inc.
100 Senate Avenue
P. O. Box 8599
Camp Hill, PA 17001

Board of Directors
Commerce Bank/Harrisburg, N.A.
100 Senate Avenue
P. O. Box 8599
Camp Hill, PA 17001

      Re:  Agreement and Plan of Reorganization / Agreement and Plan of Merger

Gentlemen:

      You have requested our opinion regarding certain federal income tax consequences of a proposed reorganization involving Pennsylvania Commerce Bancorp, Inc. (the "Corporation"), a Pennsylvania corporation; Commerce Bank/Harrisburg Interim National Bank ("Interim Bank"), a newly formed national banking association and wholly owned subsidiary of the Corporation; and Commerce Bank/Harrisburg, N.A. ("Commerce"), a national banking association. The reorganization is described in the Proxy Statement/Prospectus dated May 14, 1999 and in the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, both dated April 23, 1999 (the "Reorganization Agreement"). Commerce has, and after the reorganization is consummated the Corporation will have, voting common stock and nonvoting preferred stock outstanding.

      Pursuant to and in accordance with the National Bank Act, Commerce will be merged into Interim Bank (the "Merger") and the resulting entity will continue under the name "Commerce Bank/Harrisburg, N.A.". As a result of the Merger, Interim Bank will succeed to all of the assets of Commerce, subject to all of the liabilities of Commerce.

      Each share of outstanding stock of Commerce will be exchanged for one share of stock of the Corporation as provided in the Reorganization Agreement, except for shares of Commerce held by shareholders who exercise their dissenters rights. Dissenting shareholders may surrender their Commerce stock to the Corporation and receive cash payments representing the fair market value of such stock, subject to the provisions of the National Bank Act.

      Shareholders of Commerce who would have otherwise been entitled to a fraction of a share of the Corporation common stock will be paid an amount in cash equal to such fraction multiplied by the "market value per share" as defined in the Reorganization Agreement for one (1) whole share of the Corporation common stock. The cash received by dissenting shareholders and by shareholders who receive cash in lieu of fractional shares will be provided by the Corporation.
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      In connection with the proposed Merger and related transactions you have made the following representations to us:

      1. Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

      2. The Merger will be effective under the National Bank Act.

      3. The total fair market value of the Corporation stock and cash received by Commerce shareholders will be approximately equal to the fair market value of the Commerce stock surrendered in the Merger.

      4. To the best knowledge of Commerce management, there is no plan or intention on the part of Commerce shareholders to sell, exchange, or otherwise dispose of a number of shares of the Corporation common stock received in the Merger that would reduce Commerce' shareholders' ownership of the Corporation common stock to a number of shares having a value, as of the date of the Merger of less than eighty (80%) percent of the value of all of the formerly outstanding Commerce stock as of the same date. For this purpose, shares of Commerce common stock exchanged for cash in exercise of dissenters' rights or in lieu of fractional shares of the Corporation common stock are treated as outstanding Commerce stock on the date of the Merger. Moreover, Commerce stock and the Corporation stock held by Commerce shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction have been taken into account in making this representation.

      5. The Corporation has no plan or intention to reacquire any of its stock issued in the Merger or make any extraordinary distribution in respect of its stock.

      6. Interim Bank has no plan or intention to sell or otherwise dispose of any of its assets or the assets of Commerce acquired in the Merger, except for dispositions made in the ordinary course of business.

      7. The liabilities of Commerce were incurred by Commerce in the ordinary course of its business.

      8. Following the Merger, Interim Bank will continue its historic business or use a significant portion of its historic business assets in a business.

      9. The Corporation, Commerce, and the Commerce shareholders will pay their respective expenses, if any, incurred in connection with the transaction (other than expenses of Commerce assumed by Interim Bank pursuant to the Merger).

      10. There is no intercorporate indebtedness existing between Commerce and the Corporation or its subsidiaries that was issued, acquired, or will be settled at a discount.

      11. Neither The Corporation nor Interim Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 as amended (the "Code").
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      12. Neither the Corporation nor Commerce is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      13. Commerce shareholders will receive and retain a meaningful continuing equity ownership in the Corporation that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. ss.1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

      14. After the Merger, Interim Bank will continue to hold "substantially all" of Commerce's properties acquired in the Merger within the meaning of
Section 368(a)(2)(E) of the Code and the regulations promulgated thereunder.

      15. None of the compensation to be received by any Commerce shareholder-employee pursuant to any employment agreement or any covenants not to compete will be separate consideration for, or allocable to, any of their shares of the Corporation stock; the compensation to be paid to any Commerce shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      16. No distributions will have been made by Commerce with respect to its stock preceding the proposed transaction other than distributions consistent in amount and in effect with prior dividend policy.

      17. The issuance of cash in lieu of fractional shares merely represents the mechanical rounding off of the fractional share interests. It is undertaken solely for the purpose of saving the Corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The aggregate amount of cash to be issued in lieu of fractional shares is anticipated to be less than one (1%) percent of the total value of the Corporation common stock received by Commerce shareholders.

      18. Commerce has not redeemed any of its capital stock within the last three (3) years.

      19. The common stock of the Corporation to be received by the shareholders of Commerce is not subject to put or call options.

      Based on our understanding of the pertinent facts as set forth above and applicable law, as enacted and construed on the date hereof, it is our opinion that:

      (i) the Merger of Commerce with and into Interim Bank in accordance with the Reorganization Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Commerce, Interim Bank, and the Corporation will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

      (ii) no gain or loss will be recognized by Commerce, Interim Bank, or the Corporation as a result of the Merger;

      (iii) except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of Commerce who receive solely the
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            Corporation common stock upon the exchange of their shares of
            Commerce common stock for shares of the Corporation common stock;

      (iv) the basis of the Corporation stock to be received by the Commerce shareholders will be, in each instance, the same as the basis of the Commerce stock surrendered in exchange therefor;

      (v) to the extent that Commerce stock is held as capital asset, the holding period of the Corporation stock received by the shareholders of Commerce receiving the Corporation stock will include the period during which the Commerce stock surrendered in exchange therefor was held;

      (vi) to the extent that they hold their Commerce stock as capital assets, cash received by Commerce shareholders in lieu of a fractional share interest in the Corporation stock will be treated as having been received as a distribution in full payment for such fractional share interest in the Corporation stock, subject to the provisions of
            Section 302(a) of the Code.

      We are pleased to offer this opinion based on the federal income tax laws as of this date. No assurances can be provided as to future changes in administrative or judicial interpretations of these laws. No opinion is expressed with respect to state and local taxes, federal, or state securities law and other federal or state law not expressly referred herein.

      We hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         James A. Ulsh